UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2016

CATALYST BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

260 Littlefield Ave. South San Francisco, California (Address of principal executive offices)	94080 (Zip Code)

(650) 266–8674

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item1.01Entry into a Material Definitive Agreement

On December 8, 2016, Catalyst Biosciences, Inc. (the “Company”) entered into a definitive agreement (the “Agreement”) with Wyeth LLC, a wholly-owned subsidiary of Pfizer Inc. (“Wyeth”) following the June 1, 2015 termination of the research and license agreement that was entered into on June 29, 2009 between the Company and Wyeth to collaborate on the development of novel human Factor VIIa products (the “Products”). Pursuant to the Agreement, Wyeth has granted the Company an exclusive license to Wyeth’s proprietary rights that apply to Factor VIIa variants, CB 813a and CB 813d, to research, develop, manufacture and commercialize the Products. Wyeth has also transferred and will transfer to the Company documentation related to the development, manufacturing and testing of the Products, including the Investigational New Drug application.

In connection with the license granted by Wyeth to the Company, the Company agreed to make contingent cash payments to Wyeth in an aggregate amount equal to up to $17.5 million, payable upon the achievement of clinical, regulatory and commercial milestones. Following commercialization of any Product, Wyeth would also receive a single-digit royalty on net Product sales on a country-by-country basis for a predefined royalty term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATALYST BIOSCIENCES, INC.

Date:	December 14, 2016	/s/ Nassim Usman
Nassim Usman, Ph.D.
President and Chief Executive Officer